Exhibit 99.1

Financial Report January - March 2014

Sales Growth and Strong Cash Flow

(Stockholm, April 25, 2014) – – – For the three-month period ended March 31, 2014, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,296 million, the Company’s highest first quarter sales ever.

Quarterly organic sales* grew by close to 8%, exceeding our guidance for organic sales growth of “around 7%”. The adjusted operating margin* for the quarter was 8.6%, exceeding our guidance for a margin of “around 8%”. Cash flow from operations amounted to $185 million, the Company’s highest cash flow ever for a first quarter, compared to $141 million in the same quarter of 2013.

For the second quarter of 2014, we expect organic sales to increase by around 5% compared to the same period in 2013 and an adjusted operating margin of around 9%. The indication for the full year, is for organic sales growth of more than 5% compared to 2013 and an adjusted operating margin of around 9%.

Key Figures

(Dollars in millions, except per share data)	Q1 2014	Q1 2013	Change
Net sales	$2,295.8	$2,135.0	7.5%
Operating income	$191.7	$182.4	5.1%
Operating margin	8.4%	8.5%	(0.1	)pp
Adjusted operating margin1)	8.6%	8.8%	(0.2	)pp
Earnings per share, diluted2)	$1.38	$1.29	7.0%
Adjusted earnings per share, diluted 1, 2)	$1.43	$1.32	8.3%
Operating cash flow	$185.3	$140.8	31.6%

1)	Excluding costs for capacity alignment and antitrust investigations.* 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, President & CEO

“2014 started with a solid quarter for Autoliv. I am pleased with our continued strong sales growth and the higher than expected operating margin. The margin improvement was a result of strong execution on the higher than expected sales. In addition, we increased shareholder value by returning over $140 million during the quarter.

China saw double digit light vehicle production growth in the first quarter and we believe there will be close to 10% light vehicle production growth in China for the full year 2014. We are making progress with our operational challenges in Europe and Brazil. However the significant vehicle production decline now expected in Brazil this year will put further strain on our improvement efforts in the country.

In our active safety business we saw the fourth consecutive quarter of more than 50% growth, and we expect strong sales to continue. However our growth rates will be more in line with the addressable market for the remainder of the year, as our particularly strong growth during the last three quarters of 2013 impacts the year over year comparisons. In addition we are increasing our engineering efforts in this important growth area in order to further support long term prospects.

In line with adjusting our capital structure we successfully completed a private placement of debt securities in the US market that generated an aggregate of $1.25 billion in proceeds at an average interest rate of around 3.8%, a strong sign of confidence in our Company.

We continue to view 2014 as a transition year with high investments for growth, adjustments of our global footprint and a focus on our operational margin challenges.”

An earnings conference call will be held at 3:00 p.m. (CET) today, April 25. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 Report – 2014	1st Quarter

Outlook

Based on our customer call-offs we expect organic sales for the second quarter of 2014 to grow by around 5% compared to the same quarter of 2013. Currencies are expected to have a positive effect of around 1%, resulting in a consolidated sales growth of around 6%. The operating margin, excluding costs for capacity alignments and antitrust investigations, is expected to be around 9%.

The indication for the full year is for organic sales growth of more than 5% and an operating margin of around 9%, excluding costs for capacity alignments and antitrust investigations. Currencies are expected to have a positive effect of around 1%, resulting in a consolidated sales growth of more than 6%.

Our capacity alignment program will extend into 2014. We expect the costs for the program to be in the range of $20 million to $40 million for the full year.

The projected effective tax rate for the full year 2014 is now expected to be around 29%, excluding any discrete items, and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow is expected to remain strong and to be at least $700 million excluding any potential cost for discrete items. Capital expenditures are expected to increase in support of our growth strategy and to be in the range of 4.5% to 5.0% of sales, an increase from 2013.

Consolidated Sales

Consolidated sales increased by 7.5%, to $2,296 million from $2,135 million, in the same quarter of 2013. Currency effects were slightly negative, resulting in an organic sales* growth of close to 8%. This compares favorably to the organic sales growth of “around 7%” expected at the beginning of the quarter.

The main reason that Autoliv exceeded its quarterly sales guidance was higher than expected Light Vehicle Production (LVP) in Western Europe and South Korea. North America also contributed due to favorable vehicle mix partly offset by lower than expected vehicle production volumes in China and South America.

Sales by Product

Change vs. same quarter last year

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$1,485.9	7.4%	—	(0.4)%	7.8%
Seatbelts	703.0	2.1%	—	(0.4)%	2.5%
Active Safety	106.9	68.5%	—	0.3%	68.2%
Total	$2,295.8	7.5%	—	(0.4)%	7.9%

1)	Effects from currency translations.

All areas of airbag products (including steering wheels and passive safety electronics) grew organically. The growth was mainly driven by passive electronics, leather wrapped steering wheels and knee airbags.

The growth in seatbelt products was driven by sales growth for active seatbelts, primarily in Europe. Recent launches in China also contributed to the growth while sales in the Americas were flat and sales in the Rest of Asia declined due to decreasing volumes for certain vehicles. The modest quarterly growth in seatbelt products is due to the phase out of old programs and is expected to be temporary since new ones are ramping up later this year.

All areas of active safety products (automotive radars, night vision systems and cameras with driver assist systems/vision) grew organically. This was the fourth consecutive quarter that active safety grew by more than 50% organically.

Sales of forward and side looking radar to Mercedes were particularly strong. Radar sales to Acura, Cadillac and Jeep, vision and night vision products to BMW and night vision to Mercedes’ S-Class also contributed to the growth.

As the roll-out of Mercedes’ Collision Prevention Assist (CPA) now enters its second year, we expect growth rates in active safety for the remainder of 2014 to be at lower levels than experienced during this and the previous three quarters.

Q1 Report – 2014	1st Quarter

Sales by Region

Change vs. same quarter last year

		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$761.1	9.8%	—	(2.0)%	11.8%
Whereof:	China	$356.4	15.9%	—	2.0%	13.9%
	Japan	$187.3	9.7%	—	(10.1)%	19.8%
	Rest of Asia	$217.4	1.0%	—	(1.3)%	2.3%
Americas		$750.6	2.3%	—	(1.8)%	4.1%
Europe		$784.1	10.8%	—	2.9%	7.9%
Global		$2,295.8	7.5%	—	(0.4)%	7.9%

1)	Effects from currency translations.

All Autoliv regions grew organically during the quarter.

Autoliv’s sales in Asia were $761 million. The Company divides its Asian sales in three parts: China, Japan and the Rest of Asia.

Sales from Autoliv’s companies in China grew organically* by close to 14% in the quarter. The growth was particularly strong for sales to Chinese OEM’s, primarily Wuling’s Hong Guang S and again Haval’s H6, this time the sport version. Growth from the global OEM’s came from the continued strong performance of Nissan’s Teana, as well as Ford’s Kuga and VW’s recently launched Santana.

The strong organic sales* growth in Japan of almost 20% was partly driven by the increase in the consumption tax being implemented in April 2014. Strong sales growth came primarily from increased volumes for Mazda’s CX-5 and new passive electronics business for Mazda’s Axela/3, as well as the ramp up of the Mitsubishi/Nissan co-developed Dayz Roox and EK Space.

For Autoliv’s companies in the Rest of Asia (RoA), the organic sales* growth of over 2% came from South Korea with continued growth for KIA’s Sportage and growth for the Sorento. Recent launches of Hyundai’s

Genesis and Tucson/ix35 also contributed to the higher sales. In India, overall sales were flat, as declining sales for models from Suzuki and Tata offset sales growth from the ramp up of Hyundai’s i10.

Sales from Autoliv’s companies in the Americas grew organically* by around 4%. In North America the sales growth came primarily from recent launches with Nissan’s Rogue and Pathfinder, Jeep’s Cherokee and Toyota’s Highlander and Corolla, partly mitigated by lower sales with Ford’s F-Series. In South America growth came primarily from increased volumes with Fiat’s Palio and Strada, as well as the launch of Dacia’s Logan.

The close to 8% organic sales* growth from Autoliv’s companies in Europe was driven by the recent launch of the Mercedes’ S-Class as well as continued radar sales to Mercedes. Strong sales for BMW’s 3- and 4-Series, Peugeot’s 2008 and ramp-ups with Citroën’s C4 Picasso and Ford’s Transit also contributed, as did volume increases for Volvo. There was also a positive effect from the Easter holiday being in the second quarter this year, whereas it was in the first quarter in 2013. The growth was partly mitigated by an unfavorable model shift with Mini.

Launches in the 1st Quarter

Chrysler’s new 200 Driver airbag, inflatable curtains, side airbags, seatbelts with pretensioners and radar system.	Mercedes’ new V-Class Steering wheel with driver airbag, active seatbelts with pretensioners, cable cutters and radar systems.	Mazda’s new Axela/3 Steering wheel with driver airbag, inflatable curtains, side airbags and safety electronics.

Mercedes’ new GLA Passenger airbag, inflatable curtains, side airbags, knee airbags, active seatbelts with pretensioners and radar systems.	Hyundai’s new Sonata Seatbelts with pretensioners.	Geely’s new Englon SC7 Steering wheel with driver airbag, passenger airbag and safety electronics.

Q1 Report – 2014	1st Quarter

Jaguar’s new F-Type Coupé

Steering wheel with driver airbag, passenger airbag, inflatable curtains, side airbags, seatbelts with pretensioners, safety electronics and pedestrian protection hood lifters.

Alfa Romeo’s new 4C Spider Steering wheel with driver airbag, passenger airbag, inflatable curtains and seatbelts with pretensioners.	Nissan’s new Dayz Roox Steering wheel with driver airbag, side airbags and seatbelts with pretensioners.

Earnings

(Dollars in millions, except per share data)	Q1 2014	Q1 2013	Change
Net Sales	$2,295.8	$2,135.0	7.5%

Gross profit	$445.3	$414.3	7.5%
% of sales	19.4%	19.4%	0.0pp

S,G&A	$(102.5)	$(95.9)	6.9%
% of sales	(4.5)%	(4.5)%	0.0pp

R,D&E net	$(142.2)	$(129.1)	10.1%
% of sales	(6.2)%	(6.0)%	(0.2	)pp

Operating income	$191.7	$182.4	5.1%
% of sales	8.4%	8.5%	(0.1	)pp

Adjusted operating income1)	$197.7	$186.9	5.8%
% of sales	8.6%	8.8%	(0.2	)pp

Income before taxes	$184.3	$170.1	8.3%
Tax rate	28.9%	26.5%	2.4pp
Net income	$131.1	$125.1	4.8%
Net income attributable to controlling interest	$130.3	$123.5	5.5%
Earnings per share2)	$1.38	$1.29	7.0%
Adjusted earnings per share, diluted1, 2)	$1.43	$1.32	8.3%

1)	Excluding costs for capacity alignment and antitrust investigations*. 2) Assuming dilution and net of treasury shares.

Our strong growth in the first quarter 2014 led to a gross profit $31 million higher than in the same quarter 2013. The gross margin was unchanged, as ramp-ups of capacity for growth and negative currency effects offset the positive effects from the higher sales and slightly lower raw material costs.

Operating income increased by $9 million to $192 million, or 8.4% of sales.

Research, Development and Engineering (R, D&E) net, was $13 million higher, as a result of higher cost, partly offset by higher engineering income. Costs primarily related to capacity alignments, but also to the on-going antitrust investigations reduced operating margin by 0.2pp in the first quarter of 2014, similar to the same quarter of 2013. Therefore, the operating margin*, excluding these costs, was 8.6%, compared to 8.8% of sales for the same period in 2013. Compared to our January expectation the adjusted operating margin improved due to strong execution on the higher sales.

Income before taxes increased by $14 million to $184 million. Income attributable to controlling interest amounted to $130 million, an increase of $7 million from the first quarter of 2013. The effective tax rate was 28.9% compared to 26.5% in the same quarter of 2013. The higher rate was principally a result of shifts in the geographic mix. Discrete tax items were not material in either period.

Earnings per share (EPS) assuming dilution was $1.38 compared to $1.29 for the same period one year ago.

EPS assuming dilution was positively impacted by the higher operating income and the lower number of shares outstanding. The positive items were partly offset by the higher effective tax rate.

The adjusted EPS* assuming dilution was $1.43 compared to $1.32 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 94.3 million as a result of share repurchases, compared to 95.8 million in the first quarter of 2013.

Q1 Report – 2014	1st Quarter

Cash flow and Balance Sheet

Cash flow from operations amounted to $185 million, the Company’s highest cash flow ever for a first quarter, compared to $141 million in the same quarter of 2013. The strong cash flow was partly due to timing effects.

Cash flow before financing* amounted to $91 million compared to $55 million during the same quarter of 2013. Capital expenditures net, of $93 million were $19 million more than depreciation and amortization expense in the quarter and $7 million more than capital expenditures during the first quarter of 2013.

During the quarter, operating working capital* was 6.2% of sales, unchanged from December 31, 2013. The Company has a target that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables increased in relation to sales to 73 days outstanding from 66 days on December 31, 2013, and were unchanged from March 31, 2013. Days inventory outstanding increased to 30 days from 29 days, on December 31, 2013 and was unchanged from March 31, 2013.

The Company’s net cash position* decreased by $41 million during the quarter to $470 million on March 31, 2014 as a result of the Company’s adjustment toward its targeted capital structure including the repurchase of shares of common stock amounting to $94 million and a quarterly dividend payment which reduced net cash by $49 million.

During the quarter, total equity was unchanged at $4,000 million as a result of the positive effect from $131 million in net income and $16 million in common stock incentives, offset by $94 million from share repurchases, $52 million from dividends including dividends paid to non-controlling interests and $1 million from negative currency translation effects.

Light Vehicle Production Development

Change vs. same quarter last year

	China	Japan	RoA	Americas	Europe	Total
LVP1)	10.4%	14.0%	(5.8)%	3.0%	7.1%	5.3%

1)	Source: IHS April 16, 2014.

During the three month period from January to March 2014, global Light Vehicle Production (LVP) is estimated by IHS to have increased by more than 5% compared to the same quarter in 2013, which is in line with IHS’s January estimate.

In China, which accounts for more than 15% of Autoliv’s sales, LVP grew by more than 10%, which was a decrease of 2pp compared to the January estimate.

In Japan, which accounts for almost 10% of Autoliv’s sales, LVP grew by 14%, which was a slight increase from the January estimate.

In the RoA, which represents almost 10% of Autoliv’s sales, LVP declined by close to 6%, an improvement of around 1pp since the previous estimate for a decline of close to 7%.

In the Americas, which make up around one third of Autoliv’s sales, the LVP increased by 3%, a decline of around 2pp from IHS’s growth expectation at the beginning of the quarter. In North America, the increase was close to 6%, which was a slight decrease from the previous estimate. In South America the decline was close to 8%, around 7pp more than the expected decline in IHS’s January estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by over 7%, which was around 3pp better than IHS’s estimate in January. In Western Europe the LVP grew by close to 10%, which was more than 4pp better than estimated at the beginning of the quarter. In Eastern Europe, the LVP grew by around 2%, which is in line with IHS’s January estimate.

Headcount

	March 31, 2014	December 31, 2013	March 31, 2013
Headcount	57,900	56,475	52,060
Whereof:
Direct workers in manufacturing	73%	72%	71%
Low Cost Countries	72%	72%	69%
Temporary personnel	18%	17%	18%

Compared to the end of the previous quarter the total headcount (permanent employees and temporary personnel) increased by 1,425 people. In low cost countries the increase was over 1,200 people while the headcount in high cost countries increased by close to 200 people.

Q1 Report – 2014

Other Significant Items

•	As part of its initiative to adjust its capital structures the Company repurchased 996,022 of its own shares during the quarter at an average price per share of $94.61 totaling $94 million. Since the restart of share repurchases in October 2013 the Company has repurchased a total of 2,632,374 shares at an average price of $91.93 per share for a total amount of $242 million.

•	On March 24, the Company announced that it had elected Mr. Franz-Josef Kortüm as a new member to its Board of Directors. Mr. Kortüm has a long and impressive career in the automotive industry, in 1994 joining Webasto SE (Stockdorf/Munich), a leading German automotive industry supplier focused on roof and heating systems. From 1998 to 2012 he was active as its Chief Executive Officer.

Events After the Quarter End

•	As disclosed on April 25, 2014, the Company completed the offering of $1.25 billion of long term debt securities on April 23, 2014 at an average interest rate of approximately 3.84%.

•	On April 3, the Company announced that Mr. Lars Nyberg, Chairman of the Autoliv Board of Directors had informed the Board that he wished to withdraw his name as a nominee for re-election to the Board at the 2014 Annual Meeting of Stockholders. In connection with his withdrawal from nomination, Mr. Nyberg also informed the Board that he would resign as Chairman of the Board, effective immediately. The Board appointed Mr. Jan Carlson, current Director and the President and Chief Executive Officer of Autoliv, as Interim Chairman of the Board.

•	On April 7, Autoliv was announced as a winner of the prestigious 2014 Automotive News PACE (Premier Automotive Suppliers’ Contribution to Excellence) Award for the innovative “green” inflator. In addition Autoliv was recognized for its partnership with Volvo Car Corporation around the Pedestrian Protection Airbag.

Dividends

As previously announced, the Company declared a quarterly dividend to stockholders of 52 cents per share for the second quarter 2014.

This dividend will be payable on Thursday, June 5, 2014 to Autoliv stockholders of record on the close of business on Wednesday, May 21, 2014.

The ex-date when the shares will trade without the right to the dividend will be Monday, May 19, 2014.

Annual Meeting

The Board of Directors set May 6, 2014 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only stockholders of record at the close of business on March 10, 2014 will be entitled to be present and vote at the general meeting. Notice of the meeting was mailed, or made available, to the stockholders of record in the last week of March 2014.

Next Report

Autoliv intends to publish its quarterly report for the second quarter of 2014 on Friday, July 18, 2014.

Footnotes

*	Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 Report – 2014

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q1 Report – 2014

Key Ratios

	Quarter January - March		Latest 12 months	Full year
	2014	2013	April 13 - March 14	2013
Earnings per share, basic	$1.39	$1.29	$5.18	$5.09
Earnings per share, diluted1)	$1.38	$1.29	$5.16	$5.07
Total parent shareholders’ equity per share	$42.51	$39.79	$42.51	$42.17
Cash dividend paid per share	$0.52	$0.50	$2.02	$2.00
Operating working capital, $ in millions2)	558	633	558	543
Capital employed, $ in millions3)	3,530	3,450	3,530	3,489
Net (cash) debt, $ in millions2)	(470)	(373)	(470)	(511)
Gross margin, %4)	19.4	19.4	19.4	19.4
Operating margin, %5)	8.4	8.5	8.3	8.6
Return on total equity, %6)	13.1	13.2	12.5	12.5
Return on capital employed, %7)	22.0	21.5	22.3	22.1
Average no. of shares in millions1)	94.3	95.8	95.5	95.9
No. of shares at period-end in millions8)	93.7	95.6	93.7	94.4
No. of employees at period-end9)	47,699	42,847	47,699	46,852
Headcount at period-end10)	57,900	52,060	57,900	56,475
Days receivables outstanding11)	73	73	74	70
Days inventory outstanding12)	30	30	31	31

1)	Assuming dilution and net of treasury shares.
2)	Non-U.S. GAAP measure; for reconciliation see enclosed tables below.
3)	Total equity and net debt.
4)	Gross profit relative to sales.
5)	Operating income relative to sales.
6)	Net income relative to average total equity.
7)	Operating income and equity in earnings of affiliates relative to average capital employed.
8)	Excluding dilution and net of treasury shares.
9)	Employees with a continuous employment agreement, recalculated to full time equivalent heads.
10)	Includes temporary hourly personnel.
11)	Outstanding receivables relative to average daily sales.
12)	Outstanding inventory relative to average daily sales.

Q1 Report – 2014

Consolidated Statements of Net Income

	Quarter January - March		Latest 12 months	Full year
(Dollars in millions, except per share data)	2014	2013	April 13 - March 14	2013
Net sales
Airbag products	$1,485.9	$1,383.0	$5,788.9	$5,686.0
Seatbelt products	703.0	688.6	2,787.1	2,772.7
Active safety products	106.9	63.4	388.2	344.7

Total net sales	2,295.8	2,135.0	8,964.2	8,803.4

Cost of sales	(1,850.5)	(1,720.7)	(7,228.6)	(7,098.8)

Gross profit	445.3	414.3	1,735.6	1,704.6

Selling, general & administrative expenses	(102.5)	(95.9)	(396.5)	(389.9)
Research, development & engineering expenses, net	(142.2)	(129.1)	(502.4)	(489.3)
Amortization of intangibles	(4.1)	(5.2)	(19.3)	(20.4)
Other income (expense), net	(4.8)	(1.7)	(46.7)	(43.6)

Operating income	191.7	182.4	770.7	761.4

Equity in earnings of affiliates, net of tax	1.7	1.7	7.3	7.3
Interest income	1.2	0.9	4.2	3.9
Interest expense	(8.0)	(7.9)	(33.0)	(32.9)
Other financial items, net	(2.3)	(7.0)	(1.0)	(5.7)

Income before income taxes	184.3	170.1	748.2	734.0

Income taxes	(53.2)	(45.0)	(252.3)	(244.1)

Net income	$131.1	$125.1	$495.9	$489.9

Less; Net income attributable to non-controlling interest	0.8	1.6	3.3	4.1

Net income attributable to controlling interest	$130.3	$123.5	$492.6	$485.8

Earnings per share1)	$1.38	$1.29	$5.16	$5.07

1)	Assuming dilution and net of treasury shares.

Q1 Report – 2014

Consolidated Balance Sheets

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2014	2013	2013	2013	2013
Assets
Cash & cash equivalents	$1,096.8	$1,118.3	$1,134.7	$1,042.4	$990.5
Receivables, net	1,826.1	1,688.0	1,710.8	1,716.5	1,674.5
Inventories, net	663.6	661.8	642.4	617.1	613.5
Other current assets	214.4	232.3	221.0	219.1	170.6

Total current assets	3,800.9	3,700.4	3,708.9	3,595.1	3,449.1

Property, plant & equipment, net	1,354.4	1,336.2	1,291.8	1,244.6	1,230.9
Investments and other non-current assets	271.2	259.0	328.3	321.1	337.8
Goodwill assets	1,610.6	1,610.1	1,608.5	1,602.7	1,604.3
Intangible assets, net	73.2	77.3	82.7	87.1	92.2

Total assets	$7,110.3	$6,983.0	$7,020.2	$6,850.6	$6,714.3

Liabilities and equity
Short-term debt	$360.6	$339.4	$216.4	$183.8	$72.1
Accounts payable	1,166.8	1,199.9	1,114.1	1,128.5	1,076.9
Other current liabilities	1,028.3	889.2	837.5	804.9	795.0

Total current liabilities	2,555.7	2,428.5	2,168.0	2,117.2	1,944.0

Long-term debt	277.7	279.1	423.5	440.2	561.0
Pension liability	151.8	147.3	263.9	258.3	256.9
Other non-current liabilities	125.2	127.7	132.5	129.1	129.4

Total non-current liabilities	554.7	554.1	819.9	827.6	947.3

Total parent shareholders’ equity	3,983.5	3,981.3	4,011.6	3,886.1	3,803.9
Non-controlling interest	16.4	19.1	20.7	19.7	19.1

Total equity	3,999.9	4,000.4	4,032.3	3,905.8	3,823.0

Total liabilities and equity	$7,110.3	$6,983.0	$7,020.2	$6,850.6	$6,714.3

Q1 Report – 2014

Consolidated Statements of Cash Flows

	Quarter January - March		Latest 12 months	Full year
(Dollars in millions)	2014	2013	April 13 - March 14	2013
Net income	$131.1	$125.1	$495.9	$489.9
Depreciation and amortization	73.8	69.6	290.2	286.0
Other, net	(5.6)	13.7	23.9	43.2
Changes in operating assets and liabilities	(14.0)	(67.6)	72.4	18.8

Net cash provided by operating activities	185.3	140.8	882.4	837.9

Capital expenditures, net	(92.7)	(86.0)	(386.0)	(379.3)
Acquisitions of businesses and other, net	(1.4)	(0.1)	0.6	1.9

Net cash used in investing activities	(94.1)	(86.1)	(385.4)	(377.4)

Net cash before financing1)	91.2	54.7	497.0	460.5

Net increase (decrease) in short-term debt	17.4	2.9	287.3	272.8
Repayments and other changes in long-term debt	(0.4)	(0.6)	(277.1)	(277.3)
Dividends paid	(48.8)	(47.8)	(192.0)	(191.0)
Shares repurchased	(94.3)	—	(242.2)	(147.9)
Common stock options exercised	15.9	2.0	40.9	27.0
Dividend paid to non-controlling interests	(3.1)	—	(6.4)	(3.3)
Capital contribution from non-controlling interests	—	—	0.4	0.4
Other, net	0.0	0.5	0.5	1.0
Effect of exchange rate changes on cash	0.6	1.1	(2.1)	(1.6)

(Decrease) increase in cash and cash equivalents	(21.5)	12.8	106.3	140.6
Cash and cash equivalents at period-start	1,118.3	977.7	990.5	977.7

Cash and cash equivalents at period-end	$1,096.8	$990.5	$1,096.8	$1,118.3

1)	Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 Report – 2014

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter January - March	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	7.8	$107.5	2.5	$17.2	68.2	$43.3	7.9	$168.0
Currency effects1)	(0.4)	(4.5)	(0.4)	(2.8)	0.3	0.1	(0.4)	(7.2)
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	7.4	$103.0	2.1	$14.4	68.5	$43.4	7.5	$160.8

1)	Effects from currency translations.

Sales by Region

Quarter January - March	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	13.9	$42.8	19.8	$33.9	2.3	$5.0	4.1	$30.1	7.9	$56.2	7.9	$168.0
Currency effects1)	2.0	6.1	(10.1)	(17.4)	(1.3)	(2.8)	(1.8)	(13.3)	2.9	20.2	(0.4)	(7.2)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	15.9	$48.9	9.7	$16.5	1.0	$2.2	2.3	$16.8	10.8	$76.4	7.5	$160.8

1)	Effects from currency translations.

Q1 Report – 2014

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2014	December 31 2013	September 30 2013	June 30 2013	March 31 2013
Total current assets	$3,800.9	$3,700.4	$3,708.9	$3,595.1	$3,449.1
Total current liabilities	(2,555.7)	(2,428.5)	(2,168.0)	(2,117.2)	(1,944.0)

Working capital	1,245.2	1,271.9	1,540.9	1,477.9	1,505.1
Cash and cash equivalents	(1,096.8)	(1,118.3)	(1,134.7)	(1,042.4)	(990.5)
Short-term debt	360.6	339.4	216.4	183.8	72.1
Derivative asset and liability, current	(0.4)	1.1	(0.2)	0.0	(1.3)
Dividends payable	49.0	49.1	47.9	47.8	47.8

Operating working capital	$557.6	$543.2	$670.3	$667.1	$633.2

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	March 31 2014	December 31 2013	September 30 2013	June 30 2013	March 31 2013
Short-term debt	$360.6	$339.4	$216.4	$183.8	$72.1
Long-term debt	277.7	279.1	423.5	440.2	561.0

Total debt	638.3	618.5	639.9	624.0	633.1
Cash and cash equivalents	(1,096.8)	(1,118.3)	(1,134.7)	(1,042.4)	(990.5)
Debt-related derivatives	(11.7)	(11.5)	(13.5)	(13.8)	(15.7)

Net (cash) debt	$(470.2)	$(511.3)	$(508.3)	$(432.2)	$(373.1)

Q1 Report – 2014

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter January - March 2014			Quarter January - March 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$197.7	$(6.0)	$191.7	$186.9	$(4.5)	$182.4
Operating margin, %	8.6	(0.2)	8.4	8.8	(0.3)	8.5
Income before taxes	$190.3	$(6.0)	$184.3	$174.6	$(4.5)	$170.1
Net income	$135.6	$(4.5)	$131.1	$128.3	$(3.2)	$125.1
Capital employed	$3,534	$(4)	$3,530	$3,453	$(3)	$3,450
Return on capital employed, %	22.7	(0.7)	22.0	22.0	(0.5)	21.5
Return on total equity, %	13.4	(0.3)	13.1	13.5	(0.3)	13.2
Earnings per share, diluted 2)	$1.43	$(0.05)	$1.38	$1.32	$(0.03)	$1.29
Total parent shareholders’ equity per share	$42.56	$(0.05)	$42.51	$39.82	$(0.03)	$39.79

1)	Capacity alignment and antitrust investigations.
2)	Assuming dilution and net of treasury shares.

Q1 Report – 2014

Multi-year Summary

(Dollars in millions, except per share data)	20131, 6)	20121)	20111)	20101)	20091)
Sales and Income
Net sales	$8,803	$8,267	$8,232	$7,171	$5,121
Operating income	761	705	889	869	69
Income before income taxes	734	669	828	806	6
Net income attributable to controlling interest	486	483	623	591	10

Financial Position
Current assets excluding cash	2,582	2,312	2,261	2,101	1,707
Property, plant and equipment, net	1,336	1,233	1,121	1,026	1,042
Intangible assets (primarily goodwill)	1,687	1,707	1,716	1,722	1,729
Non-interest bearing liabilities	2,364	2,162	2,102	2,001	1,610
Capital employed2)	3,489	3,415	3,257	3,066	3,098
Net (cash) debt	(511)	(361)	(92)	127	662
Total equity2)	4,000	3,776	3,349	2,939	2,436
Total assets	6,983	6,570	6,117	5,665	5,186
Long-term debt	279	563	364	638	821

Share data
Earnings per share (US$) – basic	5.09	5.17	6.99	6.77	0.12
Earnings per share (US$) – assuming dilution	5.07	5.08	6.65	6.39	0.12
Total parent shareholders’ equity per share (US$)2)	42.17	39.36	37.33	32.89	28.06
Cash dividends paid per share (US$)	2.00	1.89	1.73	0.65	0.21
Cash dividends declared per share (US$)	2.02	1.94	1.78	1.05	—
Share repurchases	148	—	—	—	—
Number of shares outstanding (million)3)	94.4	95.5	89.3	89.0	85.1

Ratios
Gross margin (%)	19.4	19.9	21.0	22.2	16.6
Operating margin (%)	8.6	8.5	10.8	12.1	1.3
Pretax margin (%)	8.3	8.1	10.1	11.2	0.1
Return on capital employed (%)2)	22	21	28	28	2
Return on total equity (%)2)	13	14	20	22	1
Total equity ratio (%)2)	57	57	55	52	47
Net debt to capitalization (%)	N/A	N/A	N/A	4	21
Days receivables outstanding	70	66	67	69	75
Days inventory outstanding	31	30	32	32	40

Other data
Airbag sales4)	5,686	5,392	5,393	4,723	3,250
Seatbelt sales5)	2,773	2,657	2,679	2,363	1,822
Active Safety sales	345	218	160	85	49
Net cash provided by operating activities	838	689	758	924	493
Capital expenditures, net	379	360	357	224	130
Net cash used in investing activities	(377)	(358)	(373)	(297)	(157)
Net cash provided by (used in) financing activities	(318)	(91)	(223)	(529)	(376)
Number of employees, December 31	46,900	41,700	38,500	34,600	30,200

1)	Costs in 2013, 2012, 2011, 2010 and 2009 for capacity alignments and antitrust investigations reduced operating income by (millions) $47, $98, $19, $21 and $133 and net income by (millions) $33, $71, $14, $16 and $96. This corresponds to 0.6%, 1.2%, 0.2%, 0.3% and 2.6% on operating margins and 0.4%, 0.9%, 0.2%, 0.2% and 1.9% on net margins. The impact on EPS was $0.34, $0.74, $0.15, $0.17 and $1.14 while return on total equity was reduced by 0.8%, 1.8%, 0.4%, 0.6% and 4.1% for the same five year period.
2)	Adjusted in accordance with FASB ASC 810, adopted on January 1, 2009.
3)	At year end, net of treasury shares.
4)	Incl. passive electronics, steering wheels, inflators and initiators.
5)	Incl. seat components until a June 2012 divestiture.
6)	Includes adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.